Exhibit 10.1

AMENDMENT NO. 1

TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 to that certain AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated November 1, 2001, by and among MASSEY ENERGY COMPANY, a Delaware corporation (“Parent”), A.T. MASSEY COAL COMPANY, INC., a Virginia corporation and the sole direct, wholly-owned subsidiary of Parent (“Massey”), and DON L. BLANKENSHIP (the “Executive”), as amended and restated on July 16, 2002 (the “Current Agreement”), is entered into as of February 22, 2005, by and among Parent, Massey and the Executive (the “Amendment”).

WITNESSETH:

WHEREAS, the Current Agreement expires April 30, 2005, Parent’s fiscal year has been changed to the calendar year since the Current Agreement was entered into; and the parties desire to extend the terms of the Current Agreement so it will coincide with Parent’s fiscal year, in accordance with the terms specified in this Amendment;

WHEREAS, Parent and Massey desire to retain the experience, abilities and services of the Executive beyond the Primary Term of the Current Agreement; and

WHEREAS, the Executive is willing to provide such services beyond the Primary Term of the Current Agreement upon the terms and provisions specified in this Amendment;

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Current Agreement.

SECTION 2. Extension Period. The parties agree to extend the terms and provisions set forth in the Current Agreement for an additional eight months (the “Extension Period”), which period shall begin on May 1, 2005 and extend through December 31, 2005.

SECTION 3. Compensation. The Executive shall receive the compensation outlined on Exhibit A attached hereto and incorporated herein by this reference during the Extension Period, in accordance with the provisions of the Current Agreement, subject to any appropriate adjustments for dates, etc. (the “Extension Period Compensation”). No vesting, payment, conversion and other provisions regarding any compensation items relating to the Primary Term of the Current Agreement shall be affected by this Amendment, except as otherwise provided herein. On April 30, 2005, the then value of the Retention Stock Award for the Primary Term under the Current Agreement, determined by the average of the high and low trading prices of Parent’s stock on the New York Stock Exchange on such date, shall be converted to a cash amount and credited to the Executive’s account in the Massey Executive Deferred Compensation Program.

SECTION 4. Nonqualified Deferred Compensation Plan Omnibus Provision. Any compensation or benefits which are provided or available to the Executive pursuant to or in connection with any plan or program (including without limitation the Current Agreement, as amended by this Amendment) to which Parent, Massey or any of their affiliates is a party and which is considered to be provided under a nonqualified deferred compensation plan subject to Section 409A of the Internal Revenue Code of 1986, as amended (“IRC”) shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of IRC Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. The Executive hereby consents to the amendment of any such plan or program as may be determined by Parent or Massey to be necessary or appropriate to evidence or further evidence required compliance with IRC Section 409A. Unless Parent or Massey otherwise determines, all deferrals for the benefit of the Executive under any plan or program subject or potentially subject to the provisions of IRC Section 409A will cease as of December 31, 2004, and Parent or Massey will establish new plans or programs for such deferrals after December 31, 2004 which mirror the provisions thereof but for compliance with IRC Section 409A.

SECTION 5. Full Force and Effect. The terms and provisions of the Current Agreement, as amended by this Amendment, shall continue in full force and effect, except to the extent such terms and/or provisions conflict with this Amendment, in which case this Amendment shall control.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

MASSEY ENERGY COMPANY

/s/ Baxter F. Phillips, Jr.
Name:	Baxter F. Phillips, Jr.
Title:	Executive Vice President and
Chief Administrative Officer

A.T. MASSEY COAL COMPANY, INC.

/s/ Baxter F. Phillips, Jr.
Name:	Baxter F. Phillips, Jr.
Title:	Executive Vice President and Chief Administrative Officer

/s/ Don L. Blankenship
Don L. Blankenship

Exhibit A to Amendment No. 1 to Amended and Restated Employment Agreement of February 22, 2005 by and among Massey Energy Company, A.T. Massey Coal Company, Inc. and Don L. Blankenship

May 1, 2005 – December 31, 2005 Extension Period Compensation

1.	Base Monthly Salary – $83,333.

2.	Extension Incentive Bonus – $600,000 target amount based on consolidated companies performance for all of 2005, payable February 15, 2006.

3.	Long Term Incentive Award – $200,000 target cash award, 33,333 non-qualified stock options, 8,467 shares of restricted stock, and a cash bonus award equal to the fair market value of 4,867 shares of Parent stock.[1]

4.	Deferred Incentive Bonus – Bonus equal to the product obtained by multiplying (i) the average of the high and low trading prices of Parent common stock on the New York Stock Exchange on December 30, 2005, by (ii) 266,667, to be credited to the Executive’s account in the Massey Executive Deferred Compensation Program.

5.	Stock Appreciation Rights (SARs) –150,000 SARs to be granted on May 1, 2005, and vesting on December 30, 2005, to be credited to the Executive’s account in the Massey Executive Deferred Compensation Program upon exercise of the SARs by the Executive.

6.	Retention Cash Award – $266,667 to be credited to the Executive’s account in the Massey Executive Deferred Compensation Program on December 30, 2005.

7.	Life Insurance – Parent or Massey shall pay the premiums on the Executive’s $4,000,000 split dollar life insurance policy.

8.	In the event that the Executive’s employment with Parent and/or Massey terminates during and prior to the end of the Extension Period for any reason other than for Cause, then Parent and/or Massey shall pay to the Executive, or if the Executive is deceased to his Estate, 2.5 times the sum of the Executive’s Annual Base Salary of $1,000,000 plus Extension Incentive Bonus of $600,000, unless the Executive elects to terminate his employment voluntarily during and prior to the end of the Extension Period other than for good reason (i.e., relocation, reduction in base salary or other compensation, material reduction in scope of responsibilities, or significant reduction in authority). Any such payment shall be made in six equal monthly payments beginning the month after the Executive’s employment with Parent and/or Massey terminates.

9.	In the event that the Executive’s employment with Parent and/or Massey terminates during and prior to the end of the Extension Period for any reason, all of the Executive’s rights with respect to the Deferred Incentive Bonus, Stock Appreciation Rights, and Retention Cash Award, as set forth in items 4, 5, & 6 above, shall terminate and all rights thereunder shall cease, and payment of Life Insurance premiums as set forth in item 7 above shall cease.

[1]	The Long Term Incentive Award in Item 3 above supplements the November 15, 2004 award and is made subject to all the terms, conditions and performance requirements of the original November 15, 2004 grant.